   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1995



                                                       REGISTRATION NO. 33-64247

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               FORD MOTOR COMPANY
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   38-0549190
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               THE AMERICAN ROAD,
                            DEARBORN, MICHIGAN 48121
                                 (313) 322-3000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              J.M. RINTAMAKI, ESQ.
                               FORD MOTOR COMPANY
                               THE AMERICAN ROAD,
                            DEARBORN, MICHIGAN 48121
                                 (313) 322-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                            ARBIE R. THALACKER, ESQ.
                              SHEARMAN & STERLING
                               599 LEXINGTON AVE.
                            NEW YORK, NEW YORK 10022
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING
BOX. / /
     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/
     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCOR-
DANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1995


                               FORD MOTOR COMPANY

                                DEBT SECURITIES

     Ford, in November 1995, registered with the Securities and Exchange Commission $961,700,000 aggregate principal amount of its Debt Securities consisting of notes and/or debentures denominated in United States dollars or any other currency, including composite currencies such as the European Currency Unit, to be offered from time to time in one or more series, on terms to be determined at or prior to the time of sale. The Prospectus Supplement accompanying this Prospectus sets forth, with respect to the particular series of Debt Securities for which this Prospectus and the Prospectus Supplement are being delivered, the specific title, the aggregate principal amount, the authorized denominations, the currencies of issue and payment, the initial public offering price, the maturity, the interest rate or rates (which may be either fixed or variable), if any, and/or method of determination thereof, the time of payment of any interest, any redemption, extension or early repayment terms, any provision for sinking fund payments, the net proceeds to Ford and other specific terms relating to such series of Debt Securities.

     Ford will sell the Debt Securities to or through underwriters, and may also sell the Debt Securities directly to other purchasers or through agents. See "Plan of Distribution". In addition, the Debt Securities may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). If any agents of Ford or any underwriters are involved in the sale of any Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the accompanying Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is November  , 1995.

                             AVAILABLE INFORMATION

     Ford is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). As used herein, "Ford" or the "Company" refers to Ford Motor Company and its subsidiaries unless the context otherwise requires. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission:
Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison St., Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information also can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


     Ford has filed with the Commission a Registration Statement (Registration No. 33-64247) under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Ford's Annual Report on Form 10-K for the year ended December 31, 1994 ("Ford's 1994 10-K Report"), Ford's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, respectively ("Ford's 1995 10-Q Reports"), and Ford's Current Reports on Form 8-K dated February 1, 1995, February 7, 1995, April 4, 1995, April 19, 1995, July 19, 1995, October 12, 1995, October 18, 1995 and November 14, 1995 have been filed with the Commission and are incorporated in this Prospectus by reference. All documents filed by Ford pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     Ford undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written or telephonic requests for such documents should be directed to Ford Motor Company, The American Road, Dearborn, Michigan 48121
Attention: Stockholder Relations Department (telephone number 313-845-8540).
                            ------------------------

     THIS PROSPECTUS CONTAINS BRIEF SUMMARIES OF CERTAIN MORE DETAILED INFORMATION CONTAINED IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE DETAILED INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

                               FORD MOTOR COMPANY

     Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce automobiles designed and engineered by Henry Ford. Ford is the second-largest producer of cars and trucks in the world, and ranks among the largest providers of financial services in the United States.

     Ford's two principal business segments are Automotive and Financial Services. The activities of the Automotive segment consist of the design, manufacture, assembly and sale of cars and trucks and related parts and accessories. Substantially all of Ford's automotive products are marketed through retail dealerships, most of which are privately owned and financed.

     The Financial Services segment is comprised of the following direct subsidiaries, the activities of which include financing operations, vehicle and equipment leasing and insurance operations: Ford Motor Credit Company ("Ford Credit"), Ford Credit Europe plc ("Ford Credit Europe"), Ford Holdings, Inc. ("Ford Holdings"), The Hertz Corporation and Granite Management Corporation (formerly First Nationwide Financial Corporation). Ford Holdings is a holding company that owns primarily Associates First Capital Corporation ("The Associates"), USL Capital Corporation ("USL Capital") and The American Road Insurance Company. In addition, there are a number of international affiliates not listed above that are consolidated in the total Financial Services results, but are managed by either Ford Credit (which manages Ford Credit Europe, as well as other international affiliates), The Associates or USL Capital.

     The principal executive offices of Ford are located at The American Road, Dearborn, Michigan 48121, telephone number 313-322-3000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of "earnings" to "fixed charges" for Ford was as follows for the first nine months of 1995 and each of the years 1990-1994:

   NINE MONTHS                 YEARS ENDED DECEMBER 31
      ENDED            ----------------------------------------
SEPTEMBER 30, 1995     1994     1993     1992     1991     1990
------------------     ----     ----     ----     ----     ----
       1.8             2.0      1.5        *       **      1.2

-------------------------
 * Earnings were inadequate to cover fixed charges by $237 million.

** Earnings were inadequate to cover fixed charges by $2,664 million.

     For purposes of the ratio, "earnings" include the income/(loss) before income taxes and cumulative effects of changes in accounting principles of Ford and its majority-owned subsidiaries, whether or not consolidated, its proportionate share of any fifty-percent-owned companies, and any income received from less-than-fifty-percent-owned companies and fixed charges. "Fixed charges" consist of interest on borrowed funds, preferred stock dividend requirements of majority-owned subsidiaries, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes of Ford or its affiliates. In the event the net proceeds of any series of Debt Securities are intended to be used to repay outstanding indebtedness of Ford or its affiliates, the Prospectus Supplement which accompanies this Prospectus will specify the interest rate and maturity date of such indebtedness to be repaid and, if such indebtedness was incurred within one year, such Prospectus Supplement also will describe the use of the proceeds of such indebtedness if other than short-term borrowings used for working capital.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued in one or more series under an Indenture dated as of February 15, 1992, as supplemented from time to time (the "Indenture"), between Ford and The Bank of New York, Trustee. The term "Trustee", as used herein, shall mean The Bank of New York and, if at any time there is more than one Trustee acting under the Indenture, the term "Trustee" as used herein with respect to Indenture Securities (as defined below) of any particular series shall mean the Trustee with respect to the Indenture Securities of such series. The following statements with respect to the Debt Securities are subject to the detailed provisions of the Indenture, which is filed as an exhibit to the Registration Statement, and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Parenthetical references below are to the Indenture or the Form of Security contained therein and, whenever any particular provision of the Indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

     The particular terms of each series of Debt Securities, as well as any modification or addition to the general terms of the Debt Securities as herein described, which may be applicable to a particular series of Debt Securities, are described in the Prospectus Supplement relating to such series of Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement relating to such series and to the description of Debt Securities set forth in this Prospectus.

GENERAL

     The Debt Securities offered hereby will be limited to $961,700,000 aggregate principal amount or the equivalent thereof in any currency, although the Indenture provides that additional debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by the Board of Directors of Ford. So long as a single Trustee is acting for the benefit of the holders of all the Debt Securities offered hereby and any such additional debt securities issued under the Indenture, the Debt Securities and any such additional debt securities are herein collectively referred to as the "Indenture Securities". The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. See also "Trustee" herein. At any time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting, and the powers and trust obligations of each such Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as Trustee. The effect of the provisions contemplating that there might be more than one Trustee acting for different series of Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate indenture.

     The Prospectus Supplement which accompanies this Prospectus sets forth a description of the particular series of Debt Securities being offered thereby, including: (1) the designation or title of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be offered; (4) the date or dates on which the principal of such Debt Securities will be payable; (5) the rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates at which such Debt Securities shall bear interest, if any; (6) the date or dates from which any such interest shall accrue, or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable; (7) the terms for redemption, extension or early repayment of such Debt Securities, if any; (8) the denominations in which such Debt Securities are authorized to be issued; (9) the currencies in which such Debt Securities are issued or payable; (10) the provisions for a sinking fund, if any; (11) any additional restrictive covenants of Ford included for the benefit of the holders of such Debt Securities; (12) any additional Event of Default with respect to such Debt Securities; (13) whether such Debt Securities are issuable as a Global Security (as defined in the Indenture); (14) any provisions in modification of, in addition to or in lieu of the defeasance and covenant defeasance provisions in respect of the Debt Securities and (15) any other term or provision relating to such Debt Securities which is not inconsistent with the provisions of the Indenture.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable thereto will be described in the Prospectus Supplement relating to any such series of Debt Securities.

     The Debt Securities will be unsecured obligations of Ford and will rank pari passu with all other unsecured and unsubordinated indebtedness of Ford (parent company only).

     Except as otherwise provided in the Prospectus Supplement, principal (and premium, if any) and interest, if any, will be payable at an office or agency to be maintained by Ford in New York City, except that at the option of Ford interest may be paid by check mailed to, or by wire transfer to the account of, the person entitled thereto. (Form of Security and Sections 10.01 and 10.02.)

     Except as otherwise provided in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and may be presented for registration of transfer or exchange at the corporate trust office of the Trustee. No service charge will be made for any transfer or exchange of the Debt Securities, but Ford may require payment of a sum to cover any tax or other governmental charge payable in connection therewith. (Section 3.05.)

     The Indenture contains no provisions that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or a change in control of Ford.

SUBSIDIARIES

     The term "subsidiary of Ford" is defined in the Indenture as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by Ford and/or one or more subsidiaries of Ford. The term "Manufacturing Subsidiary" is defined in the Indenture as a subsidiary of Ford which owns or leases a Principal Domestic Manufacturing Property (as defined below). (Section 1.01.)

LIMITATION ON LIENS

     If Ford or any Manufacturing Subsidiary shall incur, suffer to exist or guarantee any Debt (as defined in the Indenture) secured by a Mortgage (as defined in the Indenture) on any Principal Domestic Manufacturing Property of Ford or any Manufacturing Subsidiary or on any shares of stock of or Debt of any Manufacturing Subsidiary, Ford will secure or cause such Manufacturing Subsidiary to secure the Indenture Securities equally and ratably with (or prior to) such secured Debt, unless, after giving effect thereto, the aggregate amount of all such Debt so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 5% of the Consolidated Net Tangible Automotive Assets of Ford and its consolidated subsidiaries. This restriction will not apply to Debt secured by (a) Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Manufacturing Subsidiary, (b) Mortgages in favor of Ford or a Manufacturing Subsidiary, (c) Mortgages in favor of governmental bodies to secure progress or certain advance payments, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and certain purchase money Mortgages, and (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive. (Section 10.04.) "Principal Domestic Manufacturing Property" is defined in the Indenture to include principal automotive and related manufacturing or assembly plants owned or leased by Ford or a subsidiary of Ford and located within the United States. "Attributable Debt" is defined in the Indenture to mean the total net amount of rent (discounted at the rate of 9.5% per annum compounded annually) required to be paid during the remaining term of any lease. "Consolidated Net Tangible Automotive Assets" is defined in the Indenture to mean the aggregate amount of Ford's automotive assets after deducting current liabilities and certain intangibles plus Ford's equity in the net assets of its financial services subsidiaries after deducting certain intangibles. (Section 1.01.)

MERGER AND CONSOLIDATION

     The Indenture provides that no consolidation or merger of Ford with or into any other corporation shall be permitted and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation if, as a result thereof, any Principal Domestic Manufacturing Property of Ford or any Manufacturing Subsidiary or any shares of stock or Debt of any Manufacturing Subsidiary would thereupon become subject to a Mortgage, unless the Indenture Securities shall be equally and ratably secured with (or prior to) the Debt secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Ford's Limitation on Liens" above) without equally and ratably securing the Indenture Securities. (Section 8.03.)

LIMITATION ON SALES AND LEASEBACKS

     Neither Ford nor any Manufacturing Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property unless (a) Ford or such Manufacturing Subsidiary could create Debt secured by a mortgage pursuant to Section 10.04 (see

"Limitation on Liens" above) on the Principal Domestic Manufacturing Property to be leased in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Indenture Securities, or (b) Ford, within 120 days after the sale or transfer shall have been made, applies to the retirement of its Funded Debt (as defined in the Indenture) an amount (subject to credits for certain voluntary retirements of Funded Debt of Ford) equal to the greater of (i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Manufacturing Property so leased. This restriction will not apply to any sale and leaseback transaction (a) between Ford and a Manufacturing Subsidiary or between Manufacturing Subsidiaries or (b) involving the taking back of a lease for a period of three years or less. (Section 10.05.)

EVENTS OF DEFAULT AND NOTICE THEREOF

     The Indenture defines an Event of Default with respect to any series of Indenture Securities as being any one of the following events: (a) failure to pay interest for 30 days after becoming due; (b) failure to pay principal or premium, if any, for five business days after becoming due at maturity, upon redemption or otherwise; (c) failure to make a sinking fund payment for five days after becoming due; (d) failure to perform any other covenant of Ford (other than a covenant included in the Indenture solely for the benefit of one or more series of Indenture Securities other than such series or a covenant default in the performance of which would be covered by clause (f) below) for 90 days after notice; (e) certain events of bankruptcy, insolvency or reorganization of Ford; and (f) any other Event of Default provided with respect to Indenture Securities of such series. No Event of Default provided with respect to a particular series of Indenture Securities (except as to events described in clauses (d) and (e)) necessarily constitutes an Event of Default with respect to any other series of Indenture Securities. (Section 5.01.)

     If an Event of Default in respect of a particular series of Indenture Securities outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Indenture Securities outstanding of such series may declare the principal amount (or, if the Indenture Securities of such series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal amount as may be specified in the terms of such series) of all of the Indenture Securities of such series to be due and payable immediately. At any time after such a declaration of acceleration in respect of a particular series of Indenture Securities has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Indenture Securities outstanding of such series may, under certain circumstances, waive all defaults and rescind and annul such declaration and its consequences if all Events of Default in respect of the Indenture Securities of such series, other than the non-payment of principal due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 5.02.)

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default in respect of a particular series of Indenture Securities, give the holders of such series notice of all uncured defaults known to it (the term "default" to include the events specified above without grace periods); provided that, except in the case of default in the payment of the principal of, or any premium, interest or mandatory sinking fund payment, with respect to, any of the Indenture Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of such series. (Section 6.01.)

     Pursuant to the terms of the Indenture, Ford is required to furnish to the Trustee annually a brief certificate of the principal executive, financial or accounting officer of Ford as to his knowledge of Ford's compliance (determined without regard to any period of grace or requirement of notice) with all conditions and covenants under the Indenture and, if a default exists thereunder, specifying the nature of such default. (Section 10.06.)

     The Indenture provides that the holders of a majority in aggregate principal amount of all Indenture Securities of a particular series then outstanding will have the right to waive certain defaults in respect of such series and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 5.12 and 5.13.) The Indenture is deemed under the Trust Indenture Act to provide that, in case an Event of Default in respect of a particular series of Indenture Securities shall occur (which shall not have been cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of such series unless they shall have offered to the Trustee reasonable security or indemnity. (Section 6.02.)

DEFEASANCE AND COVENANT DEFEASANCE

     Except as otherwise provided in the Prospectus Supplement, Ford may elect
(a) to defease a series of Indenture Securities with the effect that Ford will be discharged from any and all obligations with respect to such series of Indenture Securities (except for the obligation to issue Indenture Securities of such series in definitive registered form in exchange for a global security under certain circumstances, to register the transfer or exchange of such Indenture Securities, to replace temporary or mutilated, destroyed, lost or stolen Indenture Securities, to maintain an office or agency in respect of the Indenture Securities and to hold moneys for payment in trust) ("defeasance") and/or (b) to be released from its obligations with respect to such series of Indenture Securities under Sections 8.03, 10.04 and 10.05 of the Indenture (being the obligations described under "Merger and Consolidation", under "Limitation on Liens", and under "Limitation on Sales and Leasebacks", respectively) and, if provided pursuant to Section 3.01 of the Indenture, the obligations of Ford with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to Indenture Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, interest and mandatory sinking fund payments, if any, with respect to, such Indenture Securities, on the scheduled due dates therefor. Such a trust may only be established if, among other things, Ford has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Indenture Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the first issuance of Indenture Securities. (Article Fourteen.)

     In the event Ford effects covenant defeasance with respect to Indenture Securities of any series and the Indenture Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default and Notice Thereof" with respect to sections 8.03, 10.04 and 10.05 of the Indenture (which Sections would no longer be applicable to Indenture Securities of that series) or described in clause (d) or (f) under "Events of Default and Notice Thereof" with respect to any other covenant with respect to which there has been defeasance, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Indenture Securities of such series when they become due but may not be sufficient to pay amounts due on the Indenture Securities of such series at the time of the acceleration resulting from such Event of Default.

However, the Company and Ford would remain liable to make payment of such amount due at the time of acceleration.

     The Prospectus Supplement may further describe any provision in modification of, in addition to or in lieu of the provisions described under this caption "Defeasance and Covenant Defeasance".

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture, the rights and obligations of Ford and the rights of the holders of a particular series thereunder may be modified by Ford with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Indenture Securities of such series then outstanding of each series affected by such modification; but no such modification may be made which would (i) extend the fixed maturity of any Indenture Security of such series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Indenture Security of such series so affected; or (ii) reduce the above-stated percentage of Indenture Securities of such series, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Indenture Securities of such series then outstanding. (Section 9.02.)

TRUSTEE

     The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such one or more series. (Section 6.08.) In the event that there shall be two or more persons acting as Trustee with respect to different series of Indenture Securities, each such Trustee shall be a trustee of a trust or trusts under the Indenture separate and apart from the trust or trusts administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is acting as Trustee. (Section 6.09.)

CONCERNING THE BANK OF NEW YORK

     The Bank of New York, Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of certain of Ford's subsidiaries, is a depositary of Ford and certain of its subsidiaries, has from time to time made loans to Ford and certain of its subsidiaries, has from time to time purchased receivables from Ford and certain of its subsidiaries, and has performed other services for such companies in the normal course of its business. The Bank of New York's principal corporate trust office is located at 101 Barclay Street, New York, New York 10286.

                              PLAN OF DISTRIBUTION

     Ford may sell the Debt Securities to or through underwriters and also may sell the Debt Securities directly to one or more other purchasers or through agents.

     The Prospectus Supplement sets forth the terms of the offering of the particular series of Debt Securities to which such Prospectus Supplement relates, including (i) the name or names of any underwriters or agents with whom Ford has entered into arrangements with respect to the sale of such series of Debt Securities, (ii) the initial public offering or purchase price of such series of Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from Ford and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to Ford, and (vi) the securities exchanges, if any, on which such series of Debt Securities will be listed. The Debt Securities of each series will be consecutively numbered, beginning with the number one.

     If underwriters are used in a sale of any Debt Securities, such Debt Securities will be acquired for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Debt Securities, the obligations of the underwriters to purchase such series of Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Debt Securities will be obligated to purchase all of the Debt Securities of such series allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may also be offered and sold by Ford directly or through agents designated by Ford from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Debt Securities may be deemed to be an "underwriter", as that term is defined in the Securities Act, of the Debt Securities so offered and sold. The Debt Securities may also be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

     If so indicated in the Prospectus Supplement relating to a particular series of Debt Securities, Ford will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities of such series from Ford pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters and agents may be entitled, under agreements entered into with Ford, to indemnification by Ford against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     The legality of the Debt Securities will be passed on for Ford by J. M. Rintamaki, Esq., Secretary and an Assistant General Counsel of Ford or other counsel satisfactory to any underwriters or agents, and for any underwriters or agents by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Mr. Rintamaki is a full-time employee of Ford and owns, and holds options to purchase, shares of Common Stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.

                                    EXPERTS

     The financial statements which are incorporated in this Prospectus by reference to Ford's 1994 10-K Report have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent indicated in their report therein, and have been so incorporated in reliance on the report of that firm given on their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of the Company for the periods ending March 31, 1995, June 30, 1995 and September 30, 1995 incorporated in this Prospectus by reference to Ford's 1995 10-Q Reports, Coopers & Lybrand L.L.P. have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their reports, included in Ford's 1995 10-Q Reports, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because such reports do not constitute "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of such Act.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

            Securities and Exchange Commission registration fee......   $192,340
            Printing and engraving...................................    100,000
            Accountants' fees........................................     50,000
            Blue Sky fees and expenses...............................     45,000
            Fees and expenses of Trustee.............................     25,000
            Rating Agency fees.......................................     30,000
            Miscellaneous expenses...................................    100,000
                                                                        --------
                   Total.............................................   $542,340
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the Delaware Law, the Certificate of Incorporation of Ford contains a provision to limit the personal liability of the directors of Ford for violations of their fiduciary duty. This provision eliminates each director's liability to Ford or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Ford or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Paragraph XXVI (formerly Paragraph XXIV) of Ford's Savings and Stock Investment Plan provides as follows with respect to the members of the Savings and Stock Investment Plan Committee:

          No member of the Committee or alternate for a member or director, officer or employee of any Participating Company shall be liable for any action or failure to act under or in connection with the Plan, except for his own bad faith; provided, however, that nothing herein shall be deemed to relieve any such person from responsibility or liability for any obligation or duty under ERISA. Each director, officer, or employee of the Company who is or shall have been designated to act on behalf of the Company and each person who is or shall have been a member of the Committee or an alternate for a member or a director, officer or employee of any Participating Company, as such, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company's written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however, to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that a Participating Company may have to indemnify him or hold him harmless.

     Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities issued or guaranteed by Ford, the underwriters have agreed to indemnify Ford, each officer and director of Ford and each person, if any, who controls Ford within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act.

     Ford is insured for liabilities it may incur pursuant to its Certificate of Incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and certain key employees are insured against certain losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Ford's Certificate of Incorporation.

     Pursuant to Paragraph X of the Ford Money Market Account Program (the "Program") each member and alternate for a member of the Program Committee and each officer and director of each Participating Company is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Program.

     Pursuant to Paragraph VIII of the Ford Money Market Account Plan (the "Plan") each member and alternate member of the Plan Committee and each officer, director and employee of registrants is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Plan.

ITEM 16. EXHIBITS.


   EXHIBIT
     NO.                                          DESCRIPTION
--------------   -----------------------------------------------------------------------------
Exhibit 1        Form of Underwriting Agreement relating to the Debt Securities.
Exhibit 4.1      Indenture dated as of February 15, 1992 between Ford and The Bank of New
                 York.
Exhibit 4.2      Form of Debt Security is included in Exhibit 4.1. Any additional form or forms of Debt Securities will be filed with the Commission.
Exhibit 5*       Opinion of J.M. Rintamaki, Secretary and an Assistant General Counsel of
                 Ford, as to the legality of the Debt Securities registered hereunder.
Exhibit 12       Calculation of Ratio of Earnings to Fixed Charges of Ford (incorporated by reference to Exhibit 12 to Ford's Quarterly Report on Form 10-Q for the
                 quarter ended September 30, 1995).
Exhibit 15       Letter of Coopers & Lybrand L.L.P. regarding unaudited interim financial information.
Exhibit 23.1     Consent of Coopers & Lybrand L.L.P.
Exhibit 23.2*    Consent of J.M. Rintamaki is contained in his opinion filed as Exhibit 5 to this Registration Statement.
Exhibit 24*      Powers of Attorney.
Exhibit 25       Statement of Eligibility on Form T-1 of The Bank of New York.


-------------------------

* Previously filed.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs 1 (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Ford Motor Company, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dearborn, Michigan, on the 15th day of November, 1995.


                                          FORD MOTOR COMPANY

                                          By          /s/ ALEX TROTMAN*

                                            ------------------------------------
                                                       (Alex Trotman)
                                             Chairman of the Board of Directors


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



            SIGNATURE                               TITLE                                DATE
---------------------------------   --------------------------------------        ------------------
          ALEX TROTMAN*             Director and Chairman of the Board
---------------------------------   of Directors, President and
         (Alex Trotman)             Chief Executive Officer
                                    (Principal Executive Officer)
       COLBY H. CHANDLER*           Director
---------------------------------
       (Colby H. Chandler)

       MICHAEL D. DINGMAN*          Director
---------------------------------
      (Michael D. Dingman)

        EDSEL B. FORD II*           Director, Vice President--Ford and
---------------------------------   President and Chief Operating Officer,
       (Edsel B. Ford II)           Ford Motor Credit Company

       WILLIAM CLAY FORD*           Director
---------------------------------
       (William Clay Ford)

     WILLIAM CLAY FORD, JR.*        Director and Chairman of the Finance              }November 15, 1995
---------------------------------   Committee
    (William Clay Ford, Jr.)

      ROBERTO C. GOIZUETA*          Director
---------------------------------
      (Roberto C. Goizueta)

    IRVINE O. HOCKADAY, JR.*        Director
---------------------------------
    (Irvine O. Hockaday, Jr.)

       MARIE-JOSEE KRAVIS*          Director
---------------------------------
      (Marie-Josee Kravis)

           DREW LEWIS*              Director
---------------------------------
          (Drew Lewis)

        ELLEN R. MARRAM*            Director
---------------------------------
        (Ellen R. Marram)

            SIGNATURE                               TITLE                           DATE
---------------------------------   --------------------------------------   ------------------
        KENNETH H. OLSEN*           Director
---------------------------------
       (Kenneth H. Olsen)

       CARL E. REICHARDT*           Director
---------------------------------
       (Carl E. Reichardt)

         LOUIS R. ROSS*             Director and Vice Chairman and Chief     }November 15, 1995
---------------------------------   Technical Officer
         (Louis R. Ross)

    CLIFTON R. WHARTON, JR.*        Director
---------------------------------
    (Clifton R. Wharton, Jr.)

         JOHN M. DEVINE*            Group Vice President and Chief
---------------------------------   Financial Officer (Principal Financial
        (John M. Devine)            Officer)

       DANIEL R. COULSON*           Director of Accounting (Principal
---------------------------------   Accounting Officer)
       (Daniel R. Coulson)

  * By    /s/ LOUIS J. GHILARDI
--------------------------------
       (Louis J. Ghilardi,
        Attorney-in-Fact)

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
   EXHIBIT                                                                             NUMBERED
    NUMBER                                  DESCRIPTION                                  PAGE
--------------   -----------------------------------------------------------------   ------------
Exhibit 1        Form of Underwriting Agreement relating to the Debt Securities.
Exhibit 4.1      Indenture dated as of February 15, 1992 between Ford and The Bank of New York.
Exhibit 4.2      Form of Debt Security is included in Exhibit 4.1. Any additional form or forms of Debt Securities will be filed with the
                 Commission.
Exhibit 5*       Opinion of J.M. Rintamaki, Secretary and an Assistant General
                 Counsel of Ford, as to the legality of the Debt Securities registered hereunder.
Exhibit 12       Calculation of Ratio of Earnings to Fixed Charges of Ford
                 (incorporated by reference to Exhibit 12 to Ford's Quarterly
                 Report on Form 10-Q for the quarter ended September 30, 1995).
Exhibit 15       Letter of Coopers & Lybrand L.L.P. regarding unaudited interim financial information.
Exhibit 23.1     Consent of Coopers & Lybrand L.L.P.
Exhibit 23.2*    Consent of J.M. Rintamaki is contained in his opinion filed as
                 Exhibit 5 to this Registration Statement.
Exhibit 24*      Powers of Attorney.
Exhibit 25       Statement of Eligibility on Form T-1 of The Bank of New York.


-------------------------

* Previously filed.